INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

We consent to the use in this Registration Statement of Mercer Capital, Inc. on Form SB-2 of our report dated March 16, 2006 for Mercer Capital, Inc. and Subsidiary appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts.”

E. Randall Gruber, CPA, PC
St. Louis, Missouri

June 23, 2006